Exhibit 10.1

2011 Zebra Incentive Plan

SECTION 1 – PURPOSE

Zebra Technologies Corporation and its subsidiaries (collectively, the “Company”) provides the 2011 Zebra Incentive Plan (the “Plan”) to focus the attention of Participants on growing the business by rewarding performance for attaining a specific set of financial targets and goals. While Employees have many different roles within the Company, the Company will be successful only if all Employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles, and contribute to organizational excellence as a team. The Plan is established pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”) and is subject to the provisions set forth therein.

SECTION 2 – DEFINITIONS

2.1 Definitions: Wherever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. Additional terms shall have the meanings set forth in Exhibit A, under the “Definitions” heading, unless otherwise expressly provided.

(a)	“Employee” shall mean an individual classified as a regular full-time or regular part-time employee by the Company as defined in Section 3.

(b)	“Base Earnings” shall mean the Participant’s base salary in effect during the Plan Year, pro-rated to reflect base salary adjustments (e.g., merit increase) transacted throughout the Plan Year.

(c)	“Cause” shall (i) with respect to a Participant that is a Section 16 Officer, have the same meaning, if any, ascribed to it in the Section 16 Officer’s employment agreement with the Company, and (ii) with respect to any other Participant or to a Section 16 Officer that does not have an employment agreement with the Company that ascribes a meaning to it, mean a Participant’s failure to follow directives and policies of the Company, the failure to follow the reasonable directives of a superior, willful malfeasance, gross negligence, acts of dishonesty, or conduct injurious to the Company.

(d)	“Code” shall mean the Internal Revenue Code of 1986.

(e)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(f)	“Financial Performance Goals” shall mean the budgeted level of Operating Income, as set forth in Section 4.2, Section 4.3 and Exhibit A, and Return on Invested Capital as defined in Exhibit A.

(g)	“Incentive Award” shall mean the award earned by a Participant based on a comparison of actual results of the Company or applicable business unit against the Financial Performance Goals and Individual Performance Goals established at the beginning of the Plan Year.

(h)	“Individual Performance Goals” shall mean clear, specific, and measurable goals of a Participant.

(i)	“Participant” shall mean an Employee of the Company who is in a position that satisfies the defined eligibility criteria for participation in the Plan stated in Section 3.

(j)	“Performance Payout Percentage” shall mean the percentage of the Incentive Award awarded based on the level of goal achievement for the Plan Year, as set forth in this Plan or in Exhibit A.

(k)	“Plan” shall mean the 2011 Zebra Incentive Plan.
(l)	“Plan Year” shall mean the fiscal year of the Company that extends from January 1, 2011 through December 31, 2011.

(m)	“Section 16 Officers” shall mean any officers of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934.

(n)	“Target Incentive Percentage” shall mean the fixed percentage determined by (i) the Committee for each Participant that is a Section 16 Officer, and (ii) the Vice President, Human Resources for all other Participants.

SECTION 3 – ELIGIBILITY AND PARTICIPATION

3.1 Eligibility: Eligibility for participation in the Plan will be limited to those Employees who by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the growth, profitability, and earnings results of the Company, but shall not include Employees of Zebra Enterprise Solutions Supply Chain Logistics Operations. For purposes of this Plan, such Employees are limited to the Chief Executive Officer, Senior Vice Presidents, Vice Presidents, Directors and Managers, by job title, provided that they are assigned a salary grade of E-12 or above, and Supervisors, by job title, provided that they are assigned a salary grade of E-7 or above; provided, however, that non-U.S. Employees will be eligible for participation in the Plan based upon job title only. Any Employee who is not a Section 16 Officer and who participates in a sales incentive or commission arrangement or any other incentive program, or is not in a job title indicated herewithin, shall be excluded from participation in this Plan unless otherwise determined by the Vice President, Human Resources.

3.2 Participation: Participation in the Plan shall be determined annually by the Vice President, Human Resources; provided, however, that participation by Section 16 Officers shall be determined by the Committee.

3.3 Partial Plan Year Participation: The Vice President, Human Resources may allow an Employee who becomes eligible during the Plan Year, either as a new hire or as a result of an internal job change that qualifies an Employee under Section 3.1, to participate in the Plan; provided, however, participation by Section 16 Officers shall be determined by the Committee. In either such case, for purposes of calculating any Incentive Award, any such Participant’s Base Earnings shall be pro-rated based on the time during the Plan Year that the Employee was a Participant. Newly hired Employees or Employees who first become eligible as a result of an internal job change must have a hire date or a job effective date on or prior to December 31, 2011 and Base Earnings during the Plan Year to be become a Participant for the Plan Year.

3.4 Changes In Participation Level and/or Organizational Unit: A Participant who changes positions and/or is assigned to a different organizational unit (as defined by their reporting relationship), during the Plan Year, shall have their Incentive Award calculated on a prorated basis based on the time during the Plan Year in each position.

3.5 Leave of Absence: A Participant on an approved leave of absence, as defined by the Family and Medical Leave Act of 1993, shall be considered eligible for a full Incentive Award payable at the same time as other Participants. A Participant on any other form of approved leave of absence shall have their Incentive Award calculated on a partial year basis, payable pursuant to Section 5. All Participants who are on an approved leave of absence shall be considered employed for purposes of Section 4.1.

3.6 No Right to Participate: Participation by an Employee in the Plan in any period prior to the Plan Year does not provide a right or entitlement to be selected for participation in the Plan Year or any future period.

SECTION 4 – INCENTIVE AWARD DETERMINATION

4.1 Eligibility for Incentive Award: Except as provided in Section 6, in order to be eligible to receive an Incentive Award, a Participant must be employed continuously as a Participant through the entire Plan Year (or partial Plan Year, in accordance with Section 3.3) and at the time the Incentive Award is paid.

4.2 Initial Financial Performance Goal: The initial Financial Performance Goal for Section 16 Officers shall be positive Zebra Operating Income as defined in Exhibit A and shall be applied before any additional Financial Performance Goals or Individual Performance Goals are applied. In no case will the award amount for the Chief Executive Officer exceed 1.5% of Zebra Operating Income or exceed .5% of Zebra Operating Income for each of the other Section 16 Officers as defined in Exhibit A.

4.3 Financial Performance Goals:

(a)	Section 16 Officers – Additional Financial Performance Goals are set forth in Exhibit A for the purpose of exercising negative discretion under Section 162(m) of the Code. The Financial Performance Goals shall consist of the performance goal achievement level required to earn a Performance Payout Percentage of one-hundred percent (100%). The minimum and maximum Performance Payout Percentages for the Financial Performance Goals are 0% and 200% respectively.

(b)	All Other Participants – The Financial Performance Goals are set forth in Exhibit A and shall consist of the performance goal achievement level required to establish an Incentive Award pool whereby the target equates to one-hundred percent (100%). The minimum and maximum for each of the Financial Performance Goals are 0% and 200% respectively, but the minimum and maximum for the Incentive Award pool are 0% and 175% respectively.

4.4 Individual Performance Goals:

(a)	Section 16 Officers – Individual Performance Goals for the Plan Year may be established for purposes of exercising negative discretion under Section 162(m) of the Code, which shall be communicated to Participants promptly after such Individual Performance Goals are determined. The Individual Performance Goals for the Chief Executive Officer shall be determined by the Committee prior to March 31, 2011. The Individual Performance Goals for Section 16 Officers other than the Chief Executive Officer shall be determined by the Chief Executive Officer prior to March 31, 2011.

(b)	All Other Participants – The Individual Performance Goals for all Participants other than Section 16 Officers shall be approved by their respective functional Vice Presidents. Participants are eligible to receive a portion of the Incentive Award pool based upon Individual Performance Goals for the Plan Year.

(c)	The Individual Performance Goal Performance Payout Percentages for all Participants shall be based upon actual performance levels achieved against their Individual Performance Goals for the Plan Year and shall be determined in accordance with the following scale:

Maximum performance level = Maximum Performance Payout Percentage (200%)

Target performance level = Target Performance Payout Percentage (100%)

Minimum performance level = Minimum Performance Payout Percentage (0%)

Performance Payout Percentages for achievement between these performance levels shall be based on a scale determined by the Vice President, Human Resources (or Committee in the case of Section 16 Officers), and such scale shall be communicated to such Participants promptly after they are determined. In no case shall the Individual Performance Goal Performance Payout Percentage exceed 200%.

4.5 Incentive Components: Section 16 Officer Participants shall first have their individual Incentive Award calculated on the basis of achieving the initial Financial Performance Goal as described in Section 4.2. The Committee shall then apply negative discretion for determining the individual Incentive Award for each Section 16 Officer Participant who may have their individual Incentive Award calculated on the basis of up to two independent incentive components, a “Financial Performance Component” (as measured by achievement of Financial Performance Goals) and an “Individual Performance Component” (as measured by Individual Performance Goals), which shall each be given a weighting percentage such that the total of both percentages equals 100%. These two incentive components will be calculated separately and added together to determine the Section 16 Officer Participant’s Incentive Award as set forth in Section 4.6, but in no event shall the individual Incentive Award exceed the initial Financial Performance Goal as described in Section 4.2. The assignment and weighting of the two incentive components for Section 16 Officer Participants shall be communicated at the same time as their eligibility notification and shall be determined by the Committee. All other Participants shall have their individual Incentive Award calculated first on the Financial Performance Component. Each of the other Participants Incentive Award amounts may then be increased or decreased by each Participant’s department manager under the respective functional Vice President based upon each Participant’s individual performance as set forth in Section 4.7.

4.6 Incentive Award Calculation – Section 16 Officers:

(a)	The Company shall first evaluate actual performance results for Operating Income for the Plan Year as Operating Income multiplied by 1.5% for the Chief Executive Officer and Operating Income multiplied by .5% for each of the other Section 16 Officers.

(b)	The Company shall then evaluate actual performance results for the Plan Year, which shall be calculated as the Participant’s Financial Performance Component’s weighting percentage multiplied by the Participant’s Base Earnings as an eligible Participant during the Plan Year, multiplied by the Participant’s Target Incentive Percentage, multiplied by the Participant’s Performance Payout Percentage for the Plan Year, multiplied by a Return on Invested Capital (“ROIC”) multiplier.

(c)	Each Participant’s Incentive Award with respect to the Participant’s Individual Performance Goal shall then be calculated as the Participant’s Individual Performance Component’s weighting percentage multiplied by the Participant’s Base Earnings as an eligible Participant during the Plan Year, multiplied by the Participant’s Target Incentive Percentage, multiplied by the Participant’s Performance Payout Percentage for the Participant’s Individual Performance Goal.

After the initial Financial Performance Goal is calculated, then the above computations shall be made using the following formula:

INCENTIVE AWARD =

Financial Performance Component: multiply A x B x C x D x G

Individual Performance Component: multiply A x B x E x F

Where:

A = Target Incentive Percentage

B = Base Earnings during the Plan Year

C = Performance Payout Percentage for Financial Performance Goals

D = Financial Performance Component weighting percentage

E = Performance Payout Percentage for Individual Performance Goals

F = Individual Performance Component weighting percentage

G = ROIC modifier

The computation is subject to the initial Financial Performance Goal for Section 16 Officers as set forth in Section 4.2.

Illustrative Example – Section 16 Officer: The following example is provided for illustrative purposes. If (a) a Participant’s Target Incentive Percentage was equal to 10%, (b) the Participant’s Base Earnings during the Plan Year were equal to $80,000, (c) the applicable Performance Payout Percentage for the Financial Performance Period was equal to 90%, (d) the applicable Performance Payout Percentage for the Participant’s Individual Performance Goal was equal to 120%, (e) Financial Performance Component weighting percentage was 80% and Individual Performance Component weighting percentage was equal to 20%, and (f) for Section 16 Officers the ROIC modifier was equal to 1.2; then the amount of Incentive Award earned would be equal to:

Financial Performance Component: 10% x $80,000 x 90% x 80% = $5,760 x 1.2 = $6,912

Individual Performance Component: 10% x $80,000 x 120% x 20% = $1,920

Total Incentive award = $6,912 + $1,920 = $8,832

4.7 Incentive Award Calculation – All Other Participants:

(a)	An Incentive Award pool is established, calculated as each Participant’s Base Earnings multiplied by each Participant’s Target Incentive Percentage, multiplied by the Performance Payout Percentage of the Financial Performance Goals for the Plan Year. The Incentive Award pool is then allocated to the various department managers containing eligible Participants.

(b)	Each Participant’s Incentive Award shall be determined by each Participant’s manager assessing the performance of each Participant against their Individual Performance Goals for the Plan Year. Each Participant shall be eligible to receive a portion of the established pool of incentive dollars, subject to Section 4.1 and Section 6. If a Participant’s employment is terminated as described in Section 6 and after the Incentive Award pool has been allocated to other eligible Participants, the terminated Participant’s allocated Incentive Award is forfeited and not reallocated to other eligible Participants.

The above computations shall be made using the following formula:

INCENTIVE AWARD =

Financial Performance Component Pool: multiply A x B x C

Individual Performance Goals: increase or decrease the Incentive Award within a range of 0% to 200% of the Participant’s Target Incentive Percentage.

Where:

A = Target Incentive Percentage of all other Participants

B = Base Earnings of all other Participants during the Plan Year

C = Performance Payout Percentage for Financial Performance Goals

SECTION 5 – PAYMENT OF INCENTIVE AWARDS

5.1 Form and Timing of Payment: Payment of Incentive Awards shall be made in cash, subject to applicable payroll tax and benefit plan withholdings, after the end of the Plan Year following the final determination of the fiscal year’s financial results, but in any event, such payment shall be made during the calendar year following the end of the Plan Year.

5.2 Performance-Based Compensation Exemption from Code Section 162(m): With respect to Incentive Awards payable to Section 16 Officers, the Incentive Awards are intended to meet the performance-based exception under Code Section 162(m). Before any such Incentive Award is paid to a Section 16 Officer, the Committee shall certify in writing that the related Financial Performance Goals, as applicable, have been satisfied.

5.3 Code Section 409A: The Plan is intended to satisfy the provisions of Section 409A of the Code, so that any payments to individuals provided pursuant to this Plan will not be subject to additional tax and interest under Code Section 409A.

SECTION 6 – TERMINATION OF EMPLOYMENT

6.1 Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation, as determined by the Vice President, Human Resources, prior to the payment of his or her Incentive Award, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.2 Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause prior to payment of his or her Incentive Award, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.3 Termination of Employment Due to Retirement: In the case of retirement (as determined by the Vice President, Human Resources) prior to the payment of any Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.4 Termination of Employment Due to Death or Disability: In the event a Participant’s employment is terminated by reason of death or disability during the Plan Year prior to payment of his or her Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.5 Termination of Employment for Reasons Other Than Voluntary Resignation, Cause, Death, Disability or Retirement: In the event a Participant’s employment is terminated for reasons other than voluntary resignation, Cause, death, disability, or retirement prior to payment of his or her Incentive Award, a prorated Incentive Award may be paid in the sole discretion of the Vice President, Human Resources. Any payment made under this Section 6.5 shall be conditioned upon the Participant’s execution of an agreement acceptable to the Company that (i) waives any rights the Participant may otherwise have against the Company, and (ii) releases the Company from actions, suits, claims, proceedings, and demands related to Participant’s employment and/or termination of employment. Further, any payment made under this Section 6.5 will be made at the time described in Section 5.1.

6.6 Section 16 Officers: Notwithstanding Sections 6.1 to 6.5, in the event a Section 16 Officer Participant’s employment is terminated by the Company, the payment of any Incentive Award shall be governed by the Section 16 Officer’s employment agreement.

SECTION 7 – RIGHTS OF PARTICIPANTS

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors of the Company to change the duties or the character of employment of any Employee or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved by the Company.

SECTION 8 – ADMINISTRATION

8.1 Administration: This Plan shall be administered by the Vice President, Human Resources in accordance with the provisions contained herein; subject to the direction and approval of the Committee with respect to matters relating to any Section 16 Officers.

8.2 Questions of Construction and Interpretation: The determination of the Vice President, Human Resources or the Committee in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons including the Participants and their heirs, successors and assigns. The Vice President, Human Resources’ interpretative responsibility shall include any and all definitions in the Plan other than the definition of “Cause” (which shall be interpreted pursuant to the terms of the employment agreements referenced therein). This Plan is established pursuant to the Incentive Compensation Plan and the provisions hereof are in all respects governed by the Incentive Compensation Plan and subject to all of the terms and provisions thereof. In the event of any inconsistency between this Plan and the Incentive Compensation Plan, the terms of the Incentive Compensation Plan shall govern.

8.3 Conflicts: To the extent that a Participant and the Company have entered into a written employment agreement that contains provisions that conflict with the provisions of this Plan, the provisions contained in the employment agreement shall control.

8.4 Amendments: The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination, may without the consent of the Participant (or the Participant’s beneficiary in the case of death) reduce after the end of the Plan Year the right of a Participant (or the Participant’s beneficiary, as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan.

8.5 Governing Law: This Plan shall be construed in accordance with, and governed by, the laws of the State of Illinois without giving effect to conflicts of laws principles.

8.6 Committee Authority: Notwithstanding anything herein to the contrary, any and all determinations or actions to be taken with respect to the Plan that relate to a Section 16 Officer shall be determined or taken by the Committee.

Exhibit A

I. Financial Performance Goals

The Financial Performance Goals shall be the Board-approved budgeted level of Zebra Operating Income as defined in this Exhibit A and as approved by the Committee. For purposes of this Exhibit A, “Board” shall mean the Board of Directors of Zebra Technologies Corporation. The Financial Performance Goals related to the Section 16 Officers shall also include the Board-approved budgeted levels of Return on Invested Capital (“ROIC”) as defined in this Exhibit A and as approved by the Committee.

II. Definitions

Performance Measure	Definition
Operating Income	Operating Income (recurring pro-forma) is, for the applicable period, adjusted to remove non-recurring charges[1], as applicable.

Return on Invested Capital	Net Operating Profit After Tax (NOPAT) for 2011 divided by invested capital where (1) NOPAT = Operating Income x (1-budget tax rate) and (2) Invested Capital = total assets minus (cash and cash equivalents + current and long-term investments and marketable securities + current liabilities which exclude any interest bearing current liabilities), and which is calculated as the average Invested Capital reflected on the five balance sheets for the end of the following quarters: Q4 2010, Q1 2011, Q2 2011, Q3 2011 and Q4 2011.

[1]

Non-recurring charges specifically include such items as (i) One-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Compensation Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) Board of Directors Project Activities (e.g., director searches); (vi) gains or losses on the sale of assets; (vii) acquired in-process technology; (viii) impairment charges; or (ix) changes in Generally Accepted Accounting Principles. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Operating Income.

Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance the first quarter beginning at least six months after an acquisition closes.

III. Performance Payout Percentages for Financial Performance Goals

The Performance Payout Percentages that will be awarded for achievement of Financial Performance Goals at the indicated levels are set forth below and shall be based upon actual performance levels achieved against the Financial Performance Goals during the Plan Year. Performance between any of the stated achievement levels shall be interpolated on a straight line basis between such stated performance levels.

Section 16 Officers		All Other Participants
Percent of Performance Goal Achievement	Performance Payout Percentage	Percent of Performance Goal Achievement	Performance Payout Percentage
<75.0%	0%	<75.0%	0%
75.0%	50.0%	75.0%	50.0%
80.0%	60.0%	80.0%	60.0%
85.0%	70.0%	85.0%	70.0%
90.0%	80.0%	90.0%	80.0%
95.0%	90.0%	95.0%	90.0%
100.0%	100.0%	100.0%	100.0%
105.0%	133.3%	105.0%	133.3%
110.0%	166.7%	110.0%	166.7%
115.0%	200.0%	115.0%	200.0% scale; 175.0% cap

IV. Return on Invested Capital – The results of the ROIC measure serves as a modifier to the Financial Performance Component for Section 16 Officers, established in a series of ranges. If the ROIC goal is achieved, the Financial Performance Component is not modified. If the ROIC goal is exceeded, the Financial Performance Component of the Incentive Award is increased by 20%. If the ROIC goal is not achieved, the Financial Performance Component of the Incentive Award is reduced by 20%, 40% or 100% depending upon the level of achievement in relation to the goal. Interpolation is not performed between stated levels of ROIC performance.